                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                                    Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             BISCAYNE APPAREL INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                             BISCAYNE APPAREL, INC.

                        --------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD ON JUNE 3, 1998

                        ---------------------------------

To the shareholders of
   Biscayne Apparel, Inc.

         NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders of Biscayne Apparel, Inc., a Florida corporation (the "Company"), will be held at 9:00 a.m., local time, on Wednesday, June 3, 1998, at the Grand Bay Office Plaza, 2665 South Bayshore Drive, Suite 800, Miami, Florida, for the following purposes:

         (1) To elect eight members to the Company's Board of Directors to hold office until their terms shall expire or until their successors are duly elected and qualified; and

         (2) To transact such other business as may properly come before the meeting and any adjournments thereof.

         The Board of Directors has fixed the close of business on April 6, 1998 as the record date for determining those shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         Whether or not you expect to be present, please sign, date and return the enclosed proxy card in the enclosed pre-addressed envelope as promptly as possible. No postage is required if mailed in the United States.


                                            By Order of the Board of Directors,



                                            Marilyn D. Kuffner
                                            SECRETARY

Miami, Florida
April 21, 1998

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE RESPECTFULLY URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                         ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                             BISCAYNE APPAREL, INC.

                        --------------------------------

                                 PROXY STATEMENT

                        --------------------------------


                     DATE, TIME AND PLACE OF ANNUAL MEETING

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Biscayne Apparel, Inc., a Florida corporation (the "Company"), of proxies from the holders of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), for use at the 1998 Annual Meeting of Shareholders of the Company, to be held on the 3rd day of June, 1998, or any adjournment(s) thereof (the "Annual Meeting"), pursuant to the enclosed Notice of Annual Meeting at the time and place indicated therein. The approximate date this Proxy Statement and the enclosed form of proxy are first being sent to holders of Common Stock is April 21, 1998. The complete mailing address, including zip code, of the principal executive offices of the Company is 1373 Broad Street, Clifton, New Jersey 07013.

                          INFORMATION CONCERNING PROXY

         The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have an unconditional right to revoke their proxy at any time prior to the exercise thereof, either in person at the Annual Meeting or by filing with the Secretary of the Company at the Company's headquarters a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Annual Meeting.

         The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Annual Meeting of Shareholders and the enclosed proxy is to be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies personally and by telephone and facsimile. They will receive no compensation therefor in addition to their regular salaries. Arrangements will be made with banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. The Company will reimburse such persons for their expenses in so doing.

                             PURPOSES OF THE MEETING

         At the Annual Meeting, the Company's shareholders will consider and vote upon the following matters:

         1. The election of eight directors to serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified; and

         2. Such other business as may properly come before the Annual Meeting, including any adjournments thereof.

         Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth above) will be voted (i) FOR the election of the eight nominees for director named below, and (ii) by the proxies in their discretion upon any other proposals as may properly come before the Annual Meeting. In the event a shareholder specifies a different choice by means of the enclosed proxy, his shares will be voted in accordance with the specification so made.

                      OUTSTANDING SHARES AND VOTING RIGHTS

         The Board of Directors has set the close of business on April 6, 1998 (the "Record Date"), as the record date for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. As of March 16, 1998 there were 10,771,622 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Holders of Common Stock are entitled to one vote per share on each matter that is submitted to shareholders for approval.

         The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. If less than a majority of the outstanding shares of Common Stock are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice. For purposes of electing directors at the Annual Meeting, the nominees receiving the greatest number of votes of Common Stock shall be elected as directors. Any other matter that may be submitted to a vote of the shareholders will be approved if the number of shares of Common Stock voted in favor of the matter exceeds the number of shares of Common Stock voted against the matter, unless the matter is one for which a greater vote is required by law or the Company's Articles of Incorporation or Bylaws.

         Abstentions are considered as shares present and entitled to vote for purposes of determining the presence of a quorum and will be counted as votes cast for purposes of determining the outcome of any matter submitted to the shareholders for a vote, but are not counted as votes "for" or "against" any matter. The inspectors of election will treat shares referred to as "broker or nominee non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. For purposes of determining the outcome of any matter as to which the proxies reflect broker or nominee non-votes, shares represented by such proxies will be treated as not present and not entitled to vote on that subject matter and therefore will not be considered by the inspectors of election when counting votes cast on the matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters.) Accordingly, abstentions and broker or nominee non-votes will not have the same effect as a vote against the election of any director.

                               SECURITY OWNERSHIP

         The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of March 16, 1998 by (a) each person known to the Company to own beneficially more than 5 percent of the Company's outstanding Common Stock, (b) each director (including nominees) who owns any such shares, (c) each Named Executive Officer who owns any such shares (see "Executive Compensation-Summary Compensation Table"), and (d) the directors and executive officers of the Company as a group:


                                                                                        COMMON STOCK
                                                                                     BENEFICIALLY OWNED(2)
                                                                                     ---------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                           SHARES            PERCENT
---------------------------------------                                           ------            -------
Trivest Special Situations Fund 1985, L.P.(3)..........................          1,757,836           16.3%
Earl W. Powell(4)......................................................            895,960            8.3%
Phillip T. George, M.D.(5).............................................            846,225            7.9%
Odyssey Partners L.P.(6)...............................................            566,776            5.3%
Kurt C. Gutfreund(7)...................................................            415,541            3.9%
Joseph B. Gildenhorn(8)................................................            106,812            1.0%
Peter Vandenberg, Jr.(9)...............................................            117,523            1.1%
James J. Pinto(10).....................................................             48,843            *
Harold E. Berritt(11)..................................................             24,480            *
R. Stephen Lefler(12)..................................................              3,000            *
Directors and executive officers as a group (8 persons)(13)............          4,163,968           37.5%

------------------
*        Less than 1%.
(1) Unless otherwise indicated, the address of each of the beneficial owners identified is 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133.
(2) Unless otherwise indicated, each person or group has sole voting and investment power with respect to all such shares. For purposes of this table, a person is deemed to have "beneficial ownership" of any shares as of a given date which the person has the right to acquire within 60 days after such date. For purposes of computing the outstanding shares held by each person named above on a given date, any shares which such person has the right to acquire within 60 days after such date is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3) Trivest Special Situations Fund 1985, L.P. ("TSSF") is a Delaware limited partnership of which Trivest Associates, L.P., a Delaware limited partnership ("Associates"), is general partner. The general partner of Associates is Trivest, Inc., a Delaware corporation ("Trivest"), whose shares are owned by Messrs. George and Powell. Blue Sky Partners, a Florida general partnership whose partners are Messrs. George and Powell; Messrs. Pinto and Powell and Dr. George and his spouse are limited partners of TSSF. In addition, Messrs. George, Pinto and Powell are limited partners of Associates.
(4) Includes (i) 814,381 shares of Common Stock directly owned; and (ii) 55,125 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and (iii) 26,460 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Does not include shares indicated as owned of record by TSSF (see footnote 3 above), or 200,000 shares issuable pursuant to a warrant held by Trivest.
(5) Includes (i) 748,764 shares of Common Stock directly owned; and (ii) 52,258 shares of Common Stock held of record by Dr. George as custodian for his minor children under the Florida Uniform Gift to Minors Act, as to which Dr. George disclaims beneficial ownership; and (iii) 25,908 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1987 Stock Option Plan; and
         (iv) 19,295 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan. Does not include shares indicated as owned of record by TSSF (see footnote 3 above) or 200,000 shares issuable pursuant to a warrant held by Trivest.

(6) The beneficial owner's address is c/o Martin Byman, 31 West 52nd Street, New York, New York 10019.
(7) Mr. Gutfreund's address is 1333 North Kingsbury Street, Chicago, Illinois 60622.
(8) Includes (i) 86,112 shares directly owned; (ii) 9,450 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan; and (iii) 11,250 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1994 Stock Option Plan. Mr. Gildenhorn's address is 1250 Connecticut Avenue, NW, Washington, DC 20036.
(9) Includes (i) 17,523 shares of Common Stock directly owned; and (ii) 100,000 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1997 Stock Option Plan. Mr. Vandenberg's address is 1373 Broad Street, Clifton, New Jersey 07013.
(10) Includes (i) 2,313 shares of Common Stock directly owned; (ii) 35,280 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan; and (iii) 11,250 shares of common stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1994 Stock Option Plan. Mr. Pinto's address is 235 Sunrise Highway, Suite 3224, Palm Beach, Florida 32480.
(11) The number of shares of Common Stock includes (i) 13,230 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's Amended and Restated 1990 Stock Option Plan; and (ii) 11,250 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1994 Stock Option Plan. Mr. Berritt's address is 1221 Brickell Avenue, Miami, Florida 33131.
(12) Represents 3,000 shares of Common Stock issuable upon exercise of presently exercisable options granted pursuant to the Company's 1994 Stock Option Plan. Mr. Lefler's address is 97 Winfield Circle, Hartwell, Georgia 30643.
(13) Includes shares owned of record by TSSF and shares beneficially owned by directors and executive officers, as described in the table and footnotes above.

                              ELECTION OF DIRECTORS

NOMINEES

         The Company's Amended and Restated Articles of Incorporation provide that the number of directors constituting the Company's Board of Directors shall consist of not less than three nor more than ten members, the exact number of directors to be determined from time to time by resolution adopted by the Board of Directors. The Company's Bylaws provide that the number of directors shall be fixed from time to time, within the limits specified by the Articles of Incorporation, by resolution of the Board of Directors. The Board of Directors has fixed at eight the number of directors that will constitute the Board for the ensuing year. Each director elected at the Annual Meeting will serve for a term expiring at the 1999 Annual Meeting of Shareholders, expected to be held in June 1999, or until his successor has been duly elected and qualified. Each of the incumbent directors has been nominated as a director to be elected at the Annual Meeting by the holders of Common Stock and proxies will be voted for such persons absent contrary instructions.

         The Board of Directors has no reason to believe that any nominee will refuse to act or be unable to accept election; however, in the event that a nominee for a directorship is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees and for such other person as may be designated by the Board of Directors, unless it is directed by a proxy to do otherwise.

         Each of the nominees for election as a director of the Company is a current member of the Board of Directors. Messrs. Powell, Pinto and George have served as directors since 1985, Mr. Berritt has served as a director since January 1993, Mr. Gildenhorn and Mr. Vandenberg have served as directors since November 1994, Mr. Gutfreund has served as a director since December 1994 and Mr. Lefler since March 1997.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


NAME                                                AGE                POSITION(S) HELD WITH THE COMPANY
----                                                ---                ---------------------------------
Earl W. Powell............................           59        Chairman of the Board and Chief Executive Officer
Kurt C. Gutfreund.........................           60        Vice Chairman of the Board
Peter Vandenberg, Jr......................           43        President, Chief Operating Officer, Chief Financial
                                                                 Officer, Treasurer and Director
Harold E. Berritt.........................           62        Director
Phillip T. George, M.D....................           58        Director
Joseph B. Gildenhorn......................           68        Director
R. Stephen Lefler.........................           48        Director
James J. Pinto............................           47        Director

         Mr. Powell has served as Chairman of the Board of the Company since October 1985 and is also presently serving as Chief Executive Officer. He has also previously served as President and Chief Executive Officer of the Company at various times since October 1985. Since May 1984, Mr. Powell has served as Chairman of Atlantis Plastics, Inc., an American Stock Exchange company whose subsidiaries are engaged in the plastics industry ("Atlantis"). Mr. Powell also serves as (i) President and Chief Executive officer of Trivest, a private investment firm formed by Messrs. Powell and George in 1981 that specializes in management services and acquisitions, dispositions and leveraged buyouts ("Trivest"), and (ii) Chairman of the Board of Directors of WinsLoew Furniture, Inc., a Nasdaq National Market company engaged in the manufacture of contract seating and casual and ready-to-assemble furniture ("WinsLoew"). From 1971 until 1985, Mr. Powell was a partner with KPMG/Peat Marwick, Certified Public Accountants ("Peat Marwick"), where his positions included serving as managing partner of Peat Marwick's Miami office.

         Mr. Gutfreund has served as a director of the Company since December 1994 and Vice Chairman of the Board since March 1997. Mr. Gutfreund has also served as the President and Chief Executive Officer of M&L International, Inc. ("M&L") and its predecessors since 1980, and has been associated with that company since 1960. M&L has been a subsidiary of the Company since it was acquired in November 1994.

         Mr. Vandenberg, a Certified Public Accountant, has served as President of the Company since November 1997 and as Chief Operating Officer since March 1998. Mr. Vandenberg joined the Company in January 1987 and has served as Vice President (Executive Vice President from December 1996 until becoming President), Treasurer and Chief Financial Officer since such time (except for the period from April 1991 to September 1991, when he served as a Vice President of the Company and as an executive officer of Trivest). He was appointed a director of the Company in November 1994. Mr. Vandenberg served in various capacities with Peat Marwick from December 1977 until January 1987, and was a senior manager of that firm from July 1984 until joining the Company.

         Mr. Berritt was appointed a director of the Company in January 1993. Mr. Berritt has been a shareholder of the law firm of Greenberg, Traurig, Hoffman, Lipoff, Rosen & Quentel, P.A. since April 1, 1997, and was a partner with, and later counsel to, the law firm of Rubin Baum Levin Constant & Friedman from July 1995 to March 31, 1997. From 1969 until April 1995, Mr. Berritt was a partner with the law firm of Pryor, Cashman, Sherman & Flynn. He is a director of Claire's Stores, Inc., a fashion accessories retailer whose shares are listed on the New York Stock Exchange.

         Dr. George has served as a director of the Company since October 1985 and previously served as Vice Chairman of the Board. Dr. George also serves as Vice Chairman of Atlantis' Board of Directors, as a director of WinsLoew and as Chairman of the Board of Trivest. Dr. George's executive position with Trivest has been his principal occupation since retiring from the private practice of plastic and reconstructive surgery in February 1986.

         Ambassador Gildenhorn, a director of the Company since November 1994, is a founder and served as President of The JBG Companies, a diversified real estate development and management company from 1960 to 1989. He is a founding partner of Brown, Gildenhorn & Jacobs, a Washington, D.C. law firm, and served as United States Ambassador to Switzerland from August 1989 to March 1993. Mr. Gildenhorn is Chairman of the Board of Franklin National Bank and a director of Franklin Bancorporation, Washington, D.C. He also serves as a director of The Mills Corporation, a real estate investment trust, traded on the New York Stock Exchange.

         Mr. Lefler was appointed a director of the Company in March 1997. Since February 1997, Mr. Lefler has been President, Chief Executive Officer and a director of Hartwell Sports, Inc., a manufacturer of sportswear, which is an affiliate of Trivest. From 1982 through January 1997, he was employed by Williamson-Dickie Manufacturing Company in various positions, most recently as President and Chief Operating Officer.

         Mr. Pinto, a director of the Company since December 1985, has been the President of Private Finance Group Corp., a private investment firm, since 1990. Mr. Pinto also serves as a director of Andersen Group, Inc., an electronics manufacturing company, National Capital Management Corp., a specialty finance company, and Empire of Carolina, a toy manufacturer.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors held three meetings during 1997. Each director attended at least 75 percent of the aggregate of (i) the number of such meetings, and (ii) the number of meetings held by all committees of the Board of Directors on which such director served during 1997.

         The Board of Directors has established three standing committees: (1) the Executive Committee, (2) the Audit Committee, and (3) the Compensation Committee.

         Messrs. Powell, George, Vandenberg and Gutfreund are the members of the Executive Committee, which took action by written consent during 1997. The Executive Committee has and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company.

         Messrs. Gildenhorn (Chairman) and Pinto are the members of the Audit Committee, which held one meeting during 1997. The duties and responsibilities of the Audit Committee include (a) recommending to the full Board the appointment of the Company's auditors and any termination of engagement, (b) reviewing the plan and scope of audits, (c) reviewing the Company's significant accounting policies and internal controls, and (d) having general responsibility for all related auditing matters.

         Messrs. Gildenhorn and Pinto (Chairman) are the members of the Compensation Committee, which took action by written consent during 1997. The Compensation Committee is responsible for setting and administering policies that govern annual compensation of the Company's executive officers. The Compensation Committee has the exclusive power and authority to make compensation decisions affecting the Management Agreement between Trivest and the Company (see "Certain Relationships and Related Transactions - 1998 Management Agreement"), and makes recommendations to the Board of Directors on compensation matters affecting the Company's executive officers. The Compensation Committee also administers the Company's stock option plans.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

         The following table sets forth certain summary information concerning compensation paid or accrued by the Company and its subsidiaries, for the fiscal years ended December 31, 1995, 1996 and 1997, to or on behalf of the Company's Chief Executive Officer and each of the most highly compensated executive officers of the Company whose total annual salary and bonus for 1997 exceeded $100,000 (the "Named Executive Officers"):


                                                                                    LONG TERM
                                                                                   COMPENSATION
                                                                                -------------------
                                          ANNUAL COMPENSATION                   AWARDS      PAYOUTS
                            -----------------------------------------------     ------      -------
                                                                  OTHER                       LTIP       ALL OTHER
         NAME AND                                                 ANNUAL        OPTIONS     PAYOUTS     COMPENSATION
    PRINCIPAL POSITION      YEAR    SALARY($)     BONUS($)     COMPENSATION       (#)         ($)           ($)
    ------------------      ----    --------      --------     ------------     -------     -------     ------------
Earl W. Powell              1997          --            --           --            --           --            --
 Chairman and Chief         1996          --            --           --            --           --            --
 Executive Officer          1995          --            --           --            --           --            --

Kurt C. Gutfreund           1997    $320,000      $537,828           --            --           --            --
 Vice Chairman, President   1996     310,000       576,223           --            --           --            --
 and Chief                  1995     300,000            --           --            --           --            --
 Executive Officer of M&L

Peter Vandenberg, Jr.       1997    $200,000      $120,000           --        100,000(2)      --             --
 President, Chief           1996     170,000(1)     50,000           --         15,000(1)      --             --
 Operating  Officer,        1995     177,580            --           --             --         --             --
 Chief Financial Officer
 and Treasurer

-----------------
(1) 1996 compensation was modified pursuant to a salary deferral agreement. See "Employment Contracts and Termination of Employment Arrangements" below.
(2) 51,451 of such options were issued in exchange for options previously granted. See "Report on Repricing of Options" below.

STOCK OPTION GRANTS

         The following table sets forth information concerning the grant of stock options to the Named Executive Officers in 1997. The Company did not grant any stock appreciation rights in 1997.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL
                                            INDIVIDUAL GRANTS                           REALIZABLE
                         ------------------------------------------------------       VALUE AT ASSUMED
                                           % OF TOTAL                               ANNUAL RATES OF STOCK
                                             OPTIONS      EXERCISE                  PRICE APPRECIATION FOR
                                            GRNTED TO     OR BASE                      OPTION TERM(3)
                         OPTIONS GRANTED   EMPLOYEES IN   PRICE      EXPIRATION     ------------------
 NAME                          (#)         FISCAL YEAR    ($/SH)        DATE         5%($)     10%($)
 ----                    ---------------   ------------  --------    ----------     -------   --------
 Peter Vandenberg, Jr.    100,000(1)(2)       34.68%      $0.8125     11/12/07      $51,098   $129,492

-------------------------
(1) 51,451 of such options were issued in exchange for options previously granted. See "Report on Repricing of Options" below.
(2) The options were granted under the Company's 1997 Stock Option Plan, were fully exercisable on the date of grant and have a ten-year life, subject to earlier termination.
(3) Based on assumed annual rates of stock price appreciation from the closing price of the Company's Common Stock on the date of grant. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUE TABLE

         No Named Executive Officer exercised stock options during the year ended December 31, 1997. The following table sets forth information, with respect to the Named Executive Officers, concerning unexercised options held by them as of the end of such fiscal year:


                                                      AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR,
                                                              AND FISCAL YEAR-END OPTION VALUE
                                       --------------------------------------------------------------------------------
                                             NUMBER OF UNEXERCISED                      VALUE OF UNEXERCISED
                                                   OPTIONS AT                          IN-THE-MONEY OPTIONS AT
                                               DECEMBER 31, 1997                        DECEMBER 31, 1997 ($)
                                       -----------------------------------     ----------------------------------------
NAME                                    EXERCISABLE        UNEXERCISABLE         EXERCISABLE            UNEXERCISABLE
----                                   ---------------    ----------------     ----------------        ----------------
Earl W. Powell....................        81,585              6,615                   -0-(1)                  -0-(1)
Peter Vandenberg, Jr..............       100,000                 --                   -0-(1)                     --

----------------
(1) The closing sale price for the Company's Common Stock as reported by the American Stock Exchange on December 31, 1997 was $0.6875. As of such date, no such options were in-the-money since the exercise price of the options exceeded the fair market value of the underlying securities.

REPORT ON REPRICING OF OPTIONS

         On November 12, 1997, the Compensation Committee of the Company's Board of Directors granted to Mr. Vandenberg options (the "Replacement Options") for 51,451 shares of Common Stock under the Company's 1997 Stock Option Plan, with an exercise price of $0.8125 per share (which was the closing market price on such date). The Replacement Options are included in the table under "Stock Option Grants" above. The Replacement Options were granted in exchange for the cancellation of Mr. Vandenberg's previously granted options for 51,451 shares, which cancelled options had exercise prices higher than the Replacement Options, as further described in the table below. Under the rules of the Securities and Exchange Commission, the Company's Compensation Committee is required to provide this report concerning such grant and cancellation of options, including the basis for such transaction.

         The Committee decided to grant the Replacement Options to Mr. Vandenberg based on, among other things, the substantial efforts of Mr. Vandenberg to improve the Company's business and operations, including the great amount and high quality of work accomplished by Mr. Vandenberg.

         The rules of the Securities and Exchange Commission also require the following table with respect to (i) the Replacement Options, and (ii) any other repricings of options granted to any executive officer during the last ten completed fiscal years (of which the Company has none).

                            10-YEAR OPTION REPRICINGS

                                              NUMBER OF                                                   LENGTH OF
                                               SHARES      MARKET PRICE   EXERCISE PRICE               ORIGINAL OPTION
                                             UNDERLYING    OF SHARES AT    PER SHARE AT       NEW       TERM REMAINING
                                               OPTIONS        TIME OF          TIME        EXERCISE       AT DATE OF
         NAME                 DATE            REPRICED       REPRICING     OF REPRICING      PRICE        REPRICING
---------------------   -----------------    ----------    ------------   -------------    --------   -----------------
Peter Vandenberg, Jr.   November 12, 1997     23,888          $0.8125        $1.2471      $0.8125     2 years, 3 months
President, Treasurer    November 12, 1997     27,563          $0.8125        $1.9274      $0.8125          6 years
and Chief Financial
Officer                                     ---------
                                    Total     51,451
                                            =========


         This report is made by the Compensation Committee.

                                                           Joseph B. Gildenhorn
                                                                 James J. Pinto

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

         Effective January 1, 1993, the Board of Directors approved an employment arrangement with Mr. Vandenberg, the Company's Vice President, Treasurer and Chief Financial Officer. Pursuant to this arrangement, Mr. Vandenberg receives an annual base salary which is adjusted annually to reflect cost of living increases, and also adjusted from time to time for discretionary increases approved by the Compensation Committee. Mr. Vandenberg's base salary was increased from $200,000 in 1997 to $250,000 in 1998, most of which increase was discretionary. Pursuant to a Salary Deferral Agreement as of March 31, 1996, Mr. Vandenberg agreed to reduce his 1996 base salary by $15,000 (the "Deferral Amount") and to defer the Company's payment of such amount until a later time as provided in such agreement. In connection with such deferral, the Company granted Mr. Vandenberg a warrant for 15,000 shares of Common Stock at a price of $0.75 per share, with the number of shares issuable under the warrant to be reduced by one share for each $1.00 of the Deferral Amount repaid to Mr. Vandenberg. The Deferral Amount was paid in full in 1997 and the warrant was cancelled accordingly.

         In connection with the Company's acquisition of M&L in November 1994, M&L entered into an employment agreement with Mr. Gutfreund pursuant to which he is employed as President and Chief Executive Officer of M&L. In February 1998 the agreement was amended to extend the term for three additional years from December 31, 1997 through December 31, 2000, with a base salary of $330,000, $340,000 and $350,000 for 1998, 1999 and 2000, respectively. The agreement provides for an annual incentive bonus on "Adjusted Operating Earnings" which generally consists of M&L's consolidated pre-tax income before (i) interest on debt incurred pursuant to the acquisition of M&L, (ii) management fees paid to Trivest, and (iii) certain other adjustments. The incentive bonus is equal to
(i) $60,000 if the Adjusted Operating Earnings exceed $2.2 million, plus (ii) a percentage (ranging from 9% to 15%) of the amount by which Adjusted Operating Earnings exceeds $2.2 million, with the percentage increasing as such excess increases, up to 15% of Adjusted Operating Earnings in excess of $4.2 million. The employment agreement includes Mr. Gutfreund's covenant not to compete with M&L during his employment, and for a period of up to two years following termination of employment (with the duration of the period depending upon the circumstances under which employment is terminated).

         Each of the Named Executive Officers has received options to purchase Common Stock granted under the Company's Stock Option Plans. To the extent not already exercisable, such options generally become exercisable upon liquidation or dissolution of the Company, a sale or other disposition of all or substantially all of the Company's assets, or a merger or consolidation pursuant to which either (i) the Company does not survive, or (ii) a controlling amount of the voting power of the Company's voting stock is acquired. In addition, the Compensation Committee of the Board of Directors has the discretion to grant "limited stock appreciation rights" with respect to options granted under the 1987 Stock Option Plan, pursuant to which, in the event of any tender offer or exchange offer by a third party for more than 20% of the Company's outstanding Common Stock, the options will automatically be canceled in return for cash payment to the optionee in an amount equal to the difference between the highest price paid per share by the acquirer in such transaction and the exercise price.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         Under rules established by the Securities and Exchange Commission, the Compensation Committee of the Board of Directors of the Company is required to provide a report explaining the rationale and considerations that led to fundamental compensation decisions affecting the Company's executive officers (including the Named Executive Officers) during the past fiscal year.

         Mr. Powell, the Company's Chairman, was appointed the Company's President and Chief Executive Officer in December 1996, and he was not compensated by the Company or its subsidiaries during fiscal 1995, 1996 or 1997. Mr. Powell, and Dr. George (one of the Company's directors), are shareholders, directors and executive officers of Trivest Inc., a company that provides management services to the Company and its subsidiaries and receives compensation from the Company pursuant to the terms of a management agreement. See "Certain Relationships and Related Transactions."

         The Compensation Committee's general philosophy with respect to the compensation of the Company's other executive officers is to offer competitive compensation programs designed to attract and retain key executives critical to the long-term success of the Company and to recognize an individual's contribution and personal performance. Such compensation programs include a base salary and annual performance-based bonus as well as stock option plans designed to provide long-term incentives. In addition, the Compensation Committee may recommend the grant of discretionary bonuses to the Company's executive officers.

         The base salaries for the Company's other executive officers are generally fixed at levels which the Compensation Committee believed was competitive with amounts paid to senior executives with comparable qualifications, experience and responsibilities. The Committee's determinations of discretionary bonuses are generally based upon, among other things, bonus formulas structured to reward executive officers for delivering profitable short-term performance of the Company's operating units and the Company as a whole. Except for the bonus paid to Mr. Vandenberg, the Compensation Committee did not recommend any discretionary bonuses for any executive officers with respect to 1997, due in part to the Company's 1997 performance. The 1997 bonus for Mr. Vandenberg was recommended by the Compensation Committee notwithstanding the Company's 1997 performance, due to the Compensation Committee's belief that such bonus was appropriate on account of Mr. Vandenberg's substantial efforts to improve the Company's business and operations, including the great amount and high qualify of work performed by Mr. Vandenberg, and his efforts in connection with the implementation of the Company's restructuring plan. In addition, the Company maintains stock option plans, administered by the Compensation Committee, which are designed to attract and retain executive officers and other employees of the Company and its subsidiaries and to reward them for delivering long-term value to the Company. During 1997, Mr. Vandenberg was the only executive officer that received options under these plans. The Compensation Committee recommended that Mr. Gutfreund's employment agreement be extended through the year 2000, due in large part to the profitable operations of M&L facilitated by Mr. Gutfreund.


                                                      Joseph B. Gildenhorn
                                                      James J. Pinto

PERFORMANCE GRAPH

         Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock against the cumulative total return of the Russell 2000 Index and the Standard & Poor's Textile-Apparel Manufacturer Index for the last five fiscal years.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
              AMONG BISCAYNE APPAREL, INC., THE RUSSELL 2000 INDEX
                 AND THE S&P TEXTILE-APPAREL MANUFACTURER INDEX

==================================================================================================================
                                    12/92         12/93        12/94        12/95         12/96         12/97
------------------------------------------------------------------------------------------------------------------
Biscayne Apparel, Inc.               100           150.00     166.49         71.99         71.99        49.5
------------------------------------------------------------------------------------------------------------------
Russell 2000                         100           118.91     116.75        149.95        174.85       213.91
------------------------------------------------------------------------------------------------------------------
S&P Textile-Apparel Mfg.             100            75.61      74.05         83.17        114.26       123.22
==================================================================================================================


* Assumes $100 invested on 12/31/92 in stock or index and reinvestment of dividends.

DIRECTOR COMPENSATION

         The Company's standard arrangement for compensation of non-employee directors is payment of an annual retainer of $15,000 ($25,000 in the case of Mr. Lefler), payable quarterly, and a $750 fee for each meeting of the Board attended ($500 in the case of telephonic meetings.) In addition, members of the Audit Committee and the Compensation Committee receive a $750 fee for attendance at each committee meeting ($500 in the case of telephonic meetings.) The Company reimburses all directors for their expenses in connection with their activities as directors of the Company.

         Each of the Company's directors participates or is eligible to participate in one or more of the Company's stock option plans. No options were granted in 1997 to any non-employee directors except for options for 15,000 shares granted to Mr. Lefler under the Company's 1994 Stock Option Plan when he first became a director in March 1997, which options have an exercise price equal to the market price of the Company's common stock on the date of grant, have a term of ten years, and become exercisable at the rate of 20% per year.

      COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10 percent of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than 10 percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with during the fiscal year ended December 31, 1997.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         1998 MANAGEMENT AGREEMENT. Since October 1985, Trivest has rendered consulting, financial and management services to the Company, including advice and assistance with respect to acquisitions, pursuant to management agreements between the parties which have been replaced and amended from time to time. The Management Agreement currently in effect commenced as of January 1, 1998 and continues through December 31, 1998 unless terminated earlier. The Management Agreement provides for Trivest to be the exclusive manager and consultant of the Company's business. Trivest's services include advice and assistance concerning any and all aspects of the operations, planning and financing of the Company as needed from time to time, including identifying and assisting with acquisitions and identifying executive personnel for the Company. Trivest's base compensation is $200,000 annually, payable quarterly. If the Company acquires or commences new business operations, the parties will in good faith determine whether and to what extent the base compensation should be increased as a result thereof. Trivest will also receive a one-time fee, to be determined on a case by case basis by the Company and Trivest in good faith, with respect to (i) any acquisition or disposition of a business operation, introduced or negotiated by Trivest and (ii) certain other material non-ordinary course transactions involving or resulting from Trivest's efforts on behalf of the Company, including public or private financings.

         PRIOR MANAGEMENT AGREEMENT; WARRANTS. During 1997, Trivest provided consulting and managerial services to the Company under the Company's Amended and Restated Management Agreement with Trivest, dated as of November 30, 1994 (the "Restated Management Agreement"), pursuant to which Trivest agreed to (i) identify and provide the Company with a right of first refusal to acquire businesses in the apparel industry, and (ii) provide its corporate finance, strategic planning and other management expertise to the Company and its subsidiaries. The Restated Management Agreement with Trivest, which expired on January 1, 1998, was entered into in connection with the Company's acquisition of M&L and provided for annual base compensation of $357,250 (adjusted annually to reflect cost of living increases). Effective January 1, 1996, the Restated Management Agreement was amended to provide that the annual base compensation payable to Trivest be reduced to $180,000 for 1996, plus a potential performance-based cash payment generally limited to the amount of such reduction. Trivest agreed to continue such reduction for 1997 with a cost of living increase resulting in 1997 base compensation of $187,108. Trivest received no other compensation during 1997 under the Restated Management Agreement. In connection with the 1996 amendment of the Restated Management Agreement, the Company issued Trivest a warrant to purchase 200,000 shares of Common Stock at a price of $0.75 per share, which expires on December 31, 2001.

         The Restated Management Agreement also provided that in the event additional business operations were acquired by the Company, Trivest's annual base compensation would be increased by the greater of (i) $100,000, or (ii) five percent of the projected annual earnings before interest and taxes of any such acquired business (subject to adjustment, however, in the event the Company's Board of Directors determines such amount to be inappropriate). Trivest was also entitled to receive an acquisition fee of up to three percent of the purchase price for any acquisition introduced to the Company by it and approved by the Board of Directors.

         TRIVEST LEGAL DEPARTMENT. Trivest maintains an internal legal department which accounts for its time on an hourly basis and bills Trivest and its affiliates, including the Company, for services rendered at prevailing rates. In 1997, the Company paid Trivest $41,831 for services rendered by the Trivest legal department. The Company believes that the fees charged by the Trivest legal department in 1997 were no less favorable to the Company than fees charged by unaffiliated third parties for similar services.

         SUBORDINATED NOTES. Trivest Special Situations Fund 1985, L.P., a Delaware limited partnership, is the holder of record of $1,400,800 principal amount of the 13% Subordinated Notes due December 1999 issued by the Company in December 1989 (the "Notes"). Certain directors of the Company and their affiliates are limited partners of TSSF and/or its general partner, Trivest Associates, L.P. See "Security Ownership," Note 3. In 1997, the Company made interest payments totaling $182,104 to TSSF as a result of its ownership of its Notes.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         The Company's independent public accountants for the year ended December 31, 1997 were the firm of Coopers & Lybrand L.L.P. It is not expected that representatives of such firm will attend the Annual Meeting. The Company has not yet determined its independent public accountants for fiscal 1998, because the Company is in the process of reviewing its current accountants and other firms and their respective services and costs.

                                 OTHER BUSINESS

         The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying proxy will vote proxies as in their discretion they may deem appropriate, unless they are directed by a proxy to do otherwise.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

         Pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission, a shareholder intending to present a proposal to be presented at the 1999 Annual Meeting of Shareholders must deliver a proposal in writing to the Company's principal executive offices on or before December 22, 1998.



                                             By Order Of The Board Of Directors




                                             Marilyn D. Kuffner
                                             SECRETARY

Miami, Florida
April 21, 1998

                                                                      Appendix A

                                  FORM OF PROXY

                             BISCAYNE APPAREL, INC.
                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                        BOARD OF DIRECTORS OF THE COMPANY

         The undersigned, a shareholder of BISCAYNE APPAREL, INC., a Florida corporation (the "Company"), hereby appoints Earl W. Powell and Phillip T. George M.D., and each of them, as proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse, all of the shares of stock of the Company held of record by the undersigned at the close of business on April 6, 1998 at the Annual Meeting of Shareholders of the Company to be held at the Grand Bay Hotel, 2669 South Bayshore Drive, Miami, Florida, on June 3, 1998 at 9:00 a.m., local time, and at any adjournments thereof.

                               (See reverse side)

                           (Continued from other side)

     The Board of Directors unanimously recommends a vote FOR the election of all of the director nominees listed in proposal 1 below.

     1. ELECTION OF         Harold E. Berritt,
        DIRECTORS           Phillip T. George, M.D.,
                            Joseph B. Gildenhorn,
                            Kurt C. Gutfreund,
                            R. Stephen Lefler
                            James J. Pinto,
                            Earl W. Powell
                            Peter Vandenberg, Jr.

[ ] VOTE FOR all nominees listed above, except authority to vote withheld from the following nominees (if any).

     INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list above.

[ ]  AUTHORITY TO VOTE WITHHELD from all nominees.

     2. Upon such other matters as may properly come before such Annual Meeting or any adjournments thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1.

     The undersigned hereby acknowledges receipt of (1) the Notice of Annual Meeting for the 1998 Annual Meeting and related Proxy Statement, and (2) the 1997 Annual Report to Shareholders.

Dated:                  , 1996
      ------------------


--------------------------------------
(Signature)



--------------------------------------
(Signature if held jointly)

IMPORTANT: Please sign exactly as your name appears hereon and mail it promptly even though you now plan to attend the meeting. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. When shares are held by joint tenants, both should sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY PROMPTLY USING THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.